UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 2, 2020

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CUSTOMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

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Pennsylvania	001-35542	27-2290659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Reading Avenue West Reading, PA 19611
(Address of principal executive offices, including zip code)

(610) 933-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $1.00 per share	CUBI	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share	CUBI/PC	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share	CUBI/PD	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share	CUBI/PE	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, par value $1.00 per share	CUBI/PF	New York Stock Exchange
5.375% Subordinated Notes due 2034	CUBB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on August 6, 2020, Megalith Financial Acquisition Corp., a Delaware corporation (“Megalith”), MFAC Merger Sub Inc., a Pennsylvania corporation and (“Merger Sub”) a wholly-owned subsidiary of Megalith, BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) and Customers Bank, a Pennsylvania state chartered bank and the sole shareholder of BankMobile (the “Bank”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”). On November 2, 2020, Megalith, Merger Sub, BankMobile, the Bank and Customers Bancorp, Inc., the sole shareholder of the Bank (“Customers Bancorp”), entered into a First Amendment to Agreement and Plan of Merger (the “First Amendment;” and, the Original Merger Agreement, as amended by the First Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation.

The Original Merger Agreement provided that a portion of the consideration payable to the Bank in the proposed Merger was to be paid in shares (the “Merger Consideration Shares”) of Megalith's Class A common stock to the Bank.  Pursuant to the First Amendment, the Original Merger Agreement was amended to provide that (i) Customers Bancorp would become a party to the Merger Agreement, (ii) the Merger Consideration Shares will now be issued directly to the stockholders of Customers Bancorp instead of to the Bank and (iii) Customers Bancorp may at its discretion, upon written notice to Megalith, redirect or reallocate the distribution of the Merger Consideration Shares at any time prior to the Closing to other parties.

Additionally, the Original Merger Agreement was amended to provide that, subject to certain exceptions, there will be restrictions on the sale or transfer of the Merger Consideration Shares for a period of twelve months after the Closing, rather than for a period of 180 days after the Closing as contemplated by the Lock-Up Agreement attached to the Original Merger Agreement.

The First Amendment also includes a requirement that Megalith file a registration statement with the Securities and Exchange Commission on Form S-4 with respect to the issuance of the Merger Consideration Shares.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) with certain limited exceptions, will not survive consummation of the Merger and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Customers Bancorp, the Bank, BankMobile or Megalith, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Customers Bancorp, the Bank, BankMobile or Megalith, their respective affiliates and their respective businesses included in the filings Customers Bancorp and Megalith make with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	First Amendment to Agreement and Plan of Merger, dated November 2, 2020, by and among Megalith Financial Acquisition Corp, MFAC Merger Sub Inc., Customers Bank, BankMobile Technologies, Inc. and Customers Bancorp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUSTOMERS BANCORP, INC. By: /s/ Carla A. Leibold Name: Carla A. Leibold Title: Executive Vice President - Chief Financial Officer

Date: November 2, 2020